UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 1, 2015

Central Garden & Pet Company

(Exact name of registrant as specified in its charter)

Delaware	001-33268	68-0275553
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1340 Treat Boulevard, Suite 600, Walnut Creek, California	94597
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (925) 948-4000

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 1, 2015, Lori Varlas, the Chief Financial Officer of Central Garden & Pet Company (the “Company”), announced her intention to resign effective as of September 2, 2015.

On August 2, 2015, the Company’s Board of Directors appointed David Chichester as the acting Chief Financial Officer effective upon the resignation of Ms. Varlas until a permanent successor is appointed. Mr. Chichester, age 69, has been a member of the Board of Directors and Audit Committee of the Company since 2002. He has been a Partner of Tatum, a Randstad company, a financial and technology leadership services firm, since 2004. Mr. Chichester served as Senior Vice President Finance Starbucks Corporation from 2001 to 2003 and, in Tokyo, as Chief Financial Officer Starbucks Coffee Japan, Ltd. from 2003 to 2004. Mr. Chichester served as Executive Vice President and Chief Financial Officer at Red Roof Inns, Inc. from 1996 to 1999. Prior to these positions, he held senior management positions in finance at Integrated Health Services, Inc., Marriott Corporation and General Electric Credit Corporation, and served as an investment banker at Warburg Paribas Becker Incorporated and in several roles at The First National Bank of Chicago. He has also served on the boards of other public and private companies, including Pets.com and Red Roof Inns, Inc.

In connection with Mr. Chichester’s appointment as acting Chief Financial Officer, the Board of Directors appointed Thomas Colligan to replace Mr. Chichester as a member of the Audit Committee effective immediately and designated Mr. Colligan as the Company’s audit committee financial expert. Mr. Colligan joined the Company’s Board of Directors in February 2015 and previously served in executive roles for 37 years at PriceWaterhouseCoopers LLP (PwC), including as the firm’s Vice Chairman from 2001 to 2004.

In connection with Ms. Varlas resignation, the Board of Directors also appointed Howard Machek as the Company’s Chief Accounting Officer effective upon the resignation of Ms. Varlas. Mr. Machek, age 52, has been the Company’s Corporate Controller since 2001.

Item 9.01.	Financial Statements and Exhibits.

Exhibit 99.1	Press Release Announcing Resignation of Chief Financial Officer and Appointment of Acting CFO.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL GARDEN & PET COMPANY

By:	/s/ John R. Ranelli
John R. Ranelli
President and Chief Executive Officer

Dated: August 6, 2015

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